Exhibit 21.01

FNB Financial Services Corporation

Schedule of Subsidiaries

Name                                             Jurisdiction of Organization
----                                             ----------------------------

FNB Southeast                                       North Carolina

FNB Southeast Investment Services, Inc.             North Carolina

FNB Southeast Mortgage Corporation                  North Carolina



(1) All banking offices in North Carolina and Virginia operate using the name "FNB Southeast."

(2) FNB Southeast Investment Services, Inc. is a wholly-owned subsidiary of FNB Southeast.

(3) FNB Southeast Mortgage Corporation is a wholly-owned subsidiary of FNB Southeast.